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                                                                 EXHIBIT 23.1(C)

The Board of Directors
Morgan & Banks Limited
Level 11, Grosvenor Place
225 George Street
SYDNEY NSW 2000

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use of our report dated 16 June 1998, relating to the consolidated balance sheets of Morgan & Banks Limited as at 31 March 1998 and 1997, and the consolidated profit and loss statements and cash flow statements for each of the years in the three year period ended 31 March 1998, which report is incorporated by reference in the Registration Statement on Form S-3 of TMP Worldwide Inc. dated 16 September 1998.

We also consent to the reference to us under the caption "Experts" in the Prospectus constituting a part of this Registration Statement.

Sydney, Australia
16 September 1998

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PANNELL KERR FORSTER